GlobalSantaFe Announces Third Quarter 2003 Earnings

Houston, October 22, 2003—Worldwide oil and gas drilling contractor GlobalSantaFe Corp. (NYSE: GSF) today reported net income for the third quarter ended September 30, 2003, of $15.1 million, or $0.06 per diluted share, on revenues of $458.1 million, as compared to net income of $75.0 million, or $0.32 per diluted share, on revenues of $514.4 million for the same quarter in 2002.

For the nine months ended September 30, 2003, GlobalSantaFe reported net income of $104.9 million, or $0.45 per diluted share, on revenues of $1,408.5 million, as compared to net income of $225.5 million, or $0.95 per diluted share, on revenues of $1,504.8 million for the corresponding period in 2002. The company’s net income for the first nine months of 2003 included $22.3 million, or $0.09 per diluted share, from the settlement of claims filed in 1993 with the United Nations Compensation Committee for losses suffered as a result of the Iraqi invasion of Kuwait in 1990.

Revenues for the third quarter of 2003 were down by $56.3 million compared to the third quarter of the previous year as a result of a $73.4 million decline in revenues from the contract drilling segment, offset by a $17.1 million increase in revenues from the drilling management services and the oil and gas segments. The decrease in contract drilling revenues was due primarily to lower dayrates and utilization for the company’s North Sea and deepwater rigs, and lower utilization for its West Africa jackups and land rigs, partially offset by improved utilization and dayrates for the U.S. Gulf of Mexico jackups. The decline in net income for the third quarter of 2003 can be attributed mainly to the decline in revenues from the contract drilling segment. The contract drilling segment reported operating income of $28.8 million for the third quarter of 2003, down from $97.2 million in the corresponding quarter of 2002.

For the third quarter of 2003, GlobalSantaFe’s drilling management services segment reported operating income of $5.5 million on revenues of $128.8 million, compared to operating income of $7.3 million on revenues of $117.6 million in the same quarter of 2002. The lower margin for the drilling management services segment during the third quarter 2003 was primarily the result of lower margins on projects in the North Sea.

“We continue to maintain strong financial discipline with a focus on lowering costs. While the worldwide jackup market appears to be strengthening, we expect to see continued softness in the mid-water depth floater markets and a marginal over supply in the deepwater markets,” said GlobalSantaFe President and Chief Executive Officer, Jon Marshall.

About GlobalSantaFe

GlobalSantaFe is a leading worldwide drilling contractor offering a full range of premium equipment and drilling management services. The company’s diverse and technologically advanced fleet of 59 offshore rigs includes premium and heavy duty harsh environment jackups; semisubmersibles; and dynamically positioned ultra-deepwater drillships. Additionally, the company has three rigs under construction. The company also has 31 land rigs and is the world’s leading provider of turnkey drilling and drilling management services. More information can be found at: www.gsfdrill.com

Conference Call

GlobalSantaFe will hold a publicly accessible conference call to discuss its third quarter 2003 financial results. The call will begin at 10 a.m. CDT (11 a.m. EDT), Wednesday, October 22, 2003, and can be heard live on the company’s Web site at www.gsfdrill.com by clicking on “GlobalSantaFe Third Quarter 2003 Earnings Conference Call” or by dialing (913) 981-5571, reference code 404517. Participants are encouraged to logon to the company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available shortly after the conclusion of the call at 1:00 p.m. CDT by dialing (719) 457-0820 (reference confirmation code 404517) until 7:00 p.m. CDT on Wednesday, October 29, 2003.

A webcast replay will also be available shortly after the call at 1:00 p.m. CDT through the investor relations page on the company’s Web site. To the extent not provided in the call, reconciliations of any non-GAAP measures discussed in the call will be available on the investor relations page of the company’s Web site in the form of this earnings release or other materials. The investor relations page of the company’s Web site may be accessed by going to the company’s Web site: www.gsfdrill.com and clicking on “Investor Relations.”

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interest of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statements in this news release include our statements that: (a) the worldwide jackup market appears to be strengthening; and (b) that we expect to see continued softness in the mid-water floater markets and a marginal over supply in the ultra deepwater markets; and (c) other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this news release and are based on available industry, financial and economic data and our operating and financing plans as of that date. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to (a) changes in rig dayrates in response to the level of activity in the oil and natural gas industry, which is significantly affected by indications and expectations regarding the level and volatility of oil and natural gas prices, which in turn are affected by such things as political, economic and weather conditions affecting or potentially affecting regional or worldwide demand for oil and natural gas, actions or anticipated actions by OPEC, inventory levels, deliverability constraints, and futures market activity; (b) changes in the anticipated timing of our rig upgrade and repair projects as a result of such things as rigs staying on contract longer than we expect or coming off contract sooner than we expect as a result of changes in our customers’ drilling plans, presently unknown rig repair needs, and delays in completing such projects caused by such things as unforeseen engineering problems, unanticipated work stoppages, adverse weather conditions, unanticipated cost increases, and the unavailability of shipyard time or resources; (c) our ability to enter into and the terms of future drilling contracts; (d) the unforeseen startup problems inherent in commencing operations with any new rig, including such things as engineering, permitting, crewing and equipment problems; and (e) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

GlobalSantaFe Corporation

Condensed Consolidated Statement of Income

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Contract drilling	$324.5	$397.9	$1,040.6	$1,206.6
Drilling management services	128.1	113.7	351.0	291.2
Oil and gas	5.5	2.8	16.9	7.0

Total revenues	458.1	514.4	1,408.5	1,504.8

Expenses:
Contract drilling	228.0	238.2	713.5	726.7
Drilling management services	122.6	106.4	339.6	272.7
Oil and gas	1.5	0.7	4.1	2.5
Depreciation, depletion and amortization	69.9	64.0	202.9	191.4
Restructuring costs	—	—	2.9	—
General and administrative	11.5	14.4	36.4	39.3

Total operating expenses	433.5	423.7	1,299.4	1,232.6

Operating income	24.6	90.7	109.1	272.2

Other income (expense):
Interest expense	(17.0)	(14.3)	(50.8)	(42.9)
Interest capitalized	7.4	5.6	26.6	13.1
Interest income	2.7	3.8	8.5	12.0
Other	0.8	1.7	25.0	1.3

Total other income (expense)	(6.1)	(3.2)	9.3	(16.5)

Income before income taxes	18.5	87.5	118.4	255.7

Provision for income taxes:
Current tax provision	7.9	17.9	32.2	43.4
Deferred tax benefit	(4.5)	(5.4)	(18.7)	(13.2)

Total provision for income taxes	3.4	12.5	13.5	30.2

Net income	$15.1	$75.0	$104.9	$225.5

Earnings per ordinary share:
Basic	$0.07	$0.32	$0.45	$0.96
Diluted	$0.06	$0.32	$0.45	$0.95

Average ordinary shares:
Basic	233.2	234.1	233.1	234.1
Diluted	235.1	235.9	234.9	237.1

GlobalSantaFe Corporation

Condensed Consolidated Balance Sheet

(In millions)

	September 30, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$739.3	$677.0
Marketable securities	124.7	59.5
Accounts receivable, net of allowances	313.4	346.3
Prepaid expenses	47.8	49.6
Other current assets	31.1	13.2

Total current assets	1,256.3	1,145.6
Net properties	4,337.1	4,194.0
Goodwill	383.4	386.9
Deferred income taxes	16.9	0.2
Other assets	130.3	81.5

Total assets	$6,124.0	$5,808.2

Current liabilities:
Accounts payable	$148.2	$209.2
Accrued liabilities	277.1	279.6

Total current liabilities	425.3	488.8

Long-term debt	1,190.0	925.2
Capital lease obligations	38.9	16.7
Deferred income taxes	—	2.7
Other long-term liabilities	148.1	140.6

Shareholders’ equity:
Ordinary shares and additional paid-in capital	2,962.5	2,952.4
Retained earnings	1,398.1	1,322.4
Accumulated other comprehensive loss	(38.9)	(40.6)

Total shareholders’ equity	4,321.7	4,234.2

Total liabilities and shareholders’ equity	$6,124.0	$5,808.2

GlobalSantaFe Corporation

Condensed Consolidated Statement of Cash Flows

(In millions)

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net income	$104.9	$225.5
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation, depletion and amortization	202.9	191.4
Deferred income taxes	(18.7)	(13.2)
Decrease in accounts receivable	31.4	13.3
Increase in prepaid expenses and other current assets	(19.8)	(26.4)
Decrease in accounts payable	(59.9)	(12.9)
Increase (decrease) in accrued liabilities	10.2	(10.3)
(Decrease) increase in deferred revenues	(19.7)	24.3
Increase (decrease) in other long-term liabilities	5.9	(7.6)
Other, net	10.4	2.9

Net cash flow provided by operating activities	247.6	387.0

Cash flows from investing activities:
Capital expenditures	(349.0)	(358.0)
Purchases of held-to-maturity marketable securities	(199.6)	(263.0)
Proceeds from maturities of held-to-maturity marketable securities	114.3	333.1
Purchases of available-for-sale marketable securities	(19.2)	(18.7)
Proceeds from maturities of available-for-sale marketable securities	4.4	—
Proceeds from sales of properties and equipment	5.8	70.3

Net cash flow used in investing activities	(443.3)	(236.3)

Cash flows from financing activities:
Dividend payments	(25.1)	(22.8)
Issuance of long-term debt, net of discount	249.4	—
Deferred financing costs	(3.5)	—
Lease/leaseback transaction	37.0	—
Payments on capitalized lease obligations	(8.3)	(1.8)
Ordinary shares repurchased and retired	—	(51.4)
Proceeds from issuance of ordinary shares	8.5	25.1

Net cash flow provided by (used in) financing activities	258.0	(50.9)

Increase in cash and cash equivalents	62.3	99.8

Cash and cash equivalents at beginning of period	677.0	578.3

Cash and cash equivalents at end of period	$739.3	$678.1

GlobalSantaFe Corporation

Results of Operations by Business Segment

(Dollars in millions, except for average revenues per day)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Contract drilling(1)	$324.6	$402.9	$1,042.2	$1,215.5
Drilling management services	128.8	117.6	355.4	299.9
Oil and gas	5.5	2.8	16.9	7.0
Intersegment elimination	(0.8)	(8.9)	(6.0)	(17.6)

Total revenues	$458.1	$514.4	$1,408.5	$1,504.8

Operating income:
Contract drilling	$28.8	$97.2	$130.0	$292.6
Drilling management services	5.5	7.3	11.4	18.5
Oil and gas	3.1	1.6	10.5	2.9
Restructuring costs	—	—	(2.9)	—
Corporate operating expenses	(12.8)	(15.4)	(39.9)	(41.8)

Total operating income	24.6	90.7	109.1	272.2

Interest expense, net	(6.9)	(4.9)	(15.7)	(17.8)
Other	0.8	1.7	25.0	1.3

Income before income taxes	$18.5	$87.5	$118.4	$255.7

Depreciation, depletion and amortization included in operating income:
Contract drilling	$67.7	$62.5	$197.1	$187.3
Drilling management	—	—	—	—
Oil and gas	0.9	0.5	2.3	1.6
Corporate	1.3	1.0	3.5	2.5

Total depreciation, depletion and amortization	$69.9	$64.0	$202.9	$191.4

Average rig utilization rate:
Marine	81%	88%	84%	88%
Land	54%	63%	53%	71%

Average revenues per day(2):
Marine	$64,300	$72,700	$67,000	$72,600
Land	$16,600	$18,100	$16,700	$17,400

Turnkey wells drilled	16	21	61	59
Turnkey well completions	4	5	20	13

(1)	Expense reimbursements included in Contract drilling revenues and expenses totaled $9.6 million and $41.2 million, respectively, for the three and nine months ended September 30, 2003, and $16.9 million and $56.9 million, respectively, for the three and nine months ended September 30, 2002. Operating income for these periods was not affected by these reimbursements.
(2)	Average revenues per day is the ratio of rig-related contract drilling revenues divided by the aggregate contract days adjusted to exclude days under contract at zero dayrate. The calculation of average revenues per day excludes non-rig related revenues, consisting mainly of platform operations and reimbursed expenses, of $19.3 million and $70.7 million, respectively, for the three and nine months ended September 30, 2003, and $31.4 million and $97.8 million, respectively, for the comparable prior year periods.